UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2023

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Sylvan Way Parsippany, NJ	07054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 496-4700

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value	CAR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On July 13, 2023, Avis Budget Finance plc (the “Issuer”), a wholly-owned subsidiary of Avis Budget Group, Inc. (the “Company”), issued €400 million aggregate principal amount of 7.25% Senior Notes due 2030 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of July 13, 2023 (the “Indenture”), by and among the Issuer, the Company, the other guarantors party thereto, Deutsche Bank Trust Company Americas, as trustee and as registrar, and Deutsche Bank AG, London Branch, as paying agent.

The Issuer intends to use the net proceeds from the offering of the Notes to redeem all of the outstanding €300 million aggregate principal amount of the Issuer’s 4.125% Senior Notes due 2024 and pay fees and expenses in connection with the foregoing, with the remainder to be used for general corporate purposes, which may include, without limitation, repayment of indebtedness.

The Notes will mature on July 31, 2030 and bear interest at a rate of 7.25% per annum, payable semi-annually in cash in arrears on January 31 and July 31 of each year, beginning on January 31, 2024. Interest on the Notes will accrue from July 13, 2023.

The Notes are guaranteed on a senior unsecured basis by the Company, Avis Budget Holdings, LLC, Avis Budget Car Rental, LLC (“ABCR”) and ABCR’s existing and future direct and indirect wholly owned domestic restricted subsidiaries that also guarantee ABCR’s senior secured credit facilities.

The Issuer may redeem all or part of the Notes at any time prior to July 31, 2026 at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus a make-whole premium. The Issuer may redeem all or part of the Notes at any time on or after July 31, 2026 at the redemption prices set forth in the Indenture. At any time on or prior to July 31, 2026, up to 40% of the aggregate principal amount of the Notes may be redeemed with the net cash proceeds that the Issuer or ABCR raises in one or more equity offering, at the redemption price specified in the Indenture.

Upon the occurrence of specified kinds of changes of control, the Issuer must offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture limits, among other things, the ability of ABRC and its restricted subsidiaries (including the Issuer) to (i) pay dividends on or make other distributions in respect of equity interests or make other restricted payments; (ii) create liens on certain assets to secure debt; (iii) make certain investments; (iv) sell certain assets; (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of ABCR’s or the Issuer’s assets; and (vi) designate ABCR’s subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods).

The foregoing summary of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture and the Notes, which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of July 13, 2023, by and among Avis Budget Finance plc, as issuer, the guarantors party thereto, Deutsche Bank Trust Company Americas, as trustee and registrar, and Deutsche Bank AG, London Branch, as paying agent.

4.2	Form of 7.25% Senior Notes due 2030 (included as Exhibit A to Exhibit 4.1).

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2023	Avis Budget Group, Inc.

	By:	/s/ Jean Sera
	Name:	Jean Sera
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary